UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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School Specialty, Inc.

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SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 17, 2010

To the Shareholders of School Specialty, Inc.:

The 2010 Annual Meeting of Shareholders of School Specialty, Inc. will be held at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin, on Tuesday, August 17, 2010 at 8:30 a.m. Central Time for the following purposes:

(1)	To elect the three directors nominated by the Board of Directors of School Specialty, Inc. to serve until the 2013 Annual Meeting of Shareholders as Class III directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2011; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Shareholders of record at the close of business on July 1, 2010 are entitled to receive notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the enclosed proxy card, or by telephone or Internet vote. Your prompt voting by proxy will help ensure a quorum. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached Proxy Statement.

By Order of the Board of Directors

Joseph F. Franzoi IV, Secretary

July 15, 2010

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

July 15, 2010

Proxy Statement

Unless the context requires otherwise, all references to “School Specialty,” the “Company,” “we” or “our” refer to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday of April each year. In this Proxy Statement, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 24, 2010 is referred to as “fiscal 2010”).

This Proxy Statement is furnished by the Board of Directors of School Specialty for the solicitation of proxies from the holders of our common stock, $0.001 par value (the “Common Stock”), in connection with the Annual Meeting of Shareholders to be held at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin, on Tuesday, August 17, 2010 at 8:30 a.m. Central Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Shareholders may obtain directions to the Annual Meeting of Shareholders by contacting Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: (888) 388-3224.

It is expected that the Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy card, together with our Annual Report on Form 10-K for fiscal 2010, will be mailed to shareholders starting on or about July 15, 2010.

Shareholders can ensure that their shares are voted at the Annual Meeting by signing, dating and returning the enclosed proxy card in the envelope provided, by calling the toll-free telephone number listed on the proxy card or following the instructions for Internet voting on the proxy card. If you submit a signed proxy card or vote by telephone or Internet, you may still attend the Annual Meeting and vote in person. Any shareholder giving a proxy may revoke it before it is voted by submitting to School Specialty’s Secretary a written revocation or by submitting another proxy by telephone, Internet or mail that is received later. You will not revoke a proxy merely by attending the Annual Meeting unless you file a written notice of revocation of the proxy with School Specialty’s Secretary at any time prior to voting.

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted as follows:

•	FOR the election of the three individuals nominated by the Company’s Board of Directors to serve as Class III directors; and

•	FOR ratification of the appointment of the independent registered public accounting firm.

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on the same in their discretion.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of Common Stock held in the name of another person, will be paid by School Specialty. No solicitation, other than by mail, is currently planned, except that officers or employees of School Specialty may solicit the return of proxies from certain shareholders by telephone or other electronic means.

Only shareholders of record at the close of business on July 1, 2010 (the “Record Date”) are entitled to receive notice of and to vote the shares of Common Stock registered in their name at the Annual Meeting. As of the Record Date, we had approximately 18,985,885 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

Under Wisconsin law and School Specialty’s By-Laws, the presence of a quorum is required to conduct business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting. The shares represented at the Annual Meeting by proxies that are marked, with respect to the director election, “withhold authority” or, with respect to any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.

With respect to the vote required to approve the various proposals at the Annual Meeting, the following rules apply:

•

The directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote. In the election of a director, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

•

Ratification of the appointment of the independent registered public accounting firm requires that the votes cast in favor of ratification exceed the votes cast opposing the ratification. Abstentions and broker non-votes will therefore have no effect on the approval of this proposal.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 17, 2010

This proxy statement and our Annual Report on Form 10-K are available online at

www.voteproxy.com

(Select “View Materials Online” from the Shareholder Proxy Services menu.)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of the Record Date (unless otherwise specified) regarding the beneficial ownership of shares of Common Stock by each of our directors, the executive officers named in the summary compensation table (the “Named Executive Officers”), all of our directors and executive officers as a group and each person believed by us to be a beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (12)
David J. Vander Zanden (1)	370,763	1.9%
Thomas M. Slagle (1) (3)	1,000	*
Steven F. Korte (1) (2)	65,875	*
Gregory D. Cessna (1) (4)	3,000	*
David N. Vander Ploeg (1) (2)	36,850	*
Rachel P. McKinney (1) (2)	22,771	*
Richmond Y. Holden (1) (2)	19,025	*
A. Jacqueline Dout (1)	14,240	*
Edward C. Emma (1)	26,740	*
Terry L. Lay (1)	36,240	*
Jonathan J. Ledecky (1)	542,907	2.8%
Herbert A. Trucksess, III (1)	28,740	*
Jacqueline F. Woods (1)	26,410	*
All executive officers, directors and director nominees as a group (11 persons) (1) (2)	1,190,561	6.1%

MSD Capital, L.P. (5) MSD SBI, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022	2,784,500	14.8%

Artisan Partners Holdings LP (6) Artisan Investment Corporation Artisan Partners Limited Partnership Artisan Investments GP LLC ZFIC, Inc. Andrew A. Ziegler Carlene M. Ziegler Artisan Funds, Inc. 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,937,300	10.3%

Dimensional Fund Advisors LP (7) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,557,145	8.3%

BlackRock Inc. (8) 40 East 52nd Street New York, NY 10022	1,386,140	7.3

EARNEST Partners, LLC (9) 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	1,183,181	6.3%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (12)
Wells Fargo & Company (10) 420 Montgomery Street San Francisco, CA 94163	1,152,612	6.1%

The Vanguard Group, Inc. (11) 100 Vanguard Blvd. Malvern, PA 19355	943,724	5.0%

*	Less than 1% of the outstanding Common Stock.

(1)	Share amounts include shares subject to options granted under our 1998 and/or 2002 Stock Incentive Plans that are currently exercisable, or exercisable within 60 days after the Record Date, in the amount of 261,575 for Mr. Vander Zanden, zero for Mr. Slagle, 53,875 for Mr. Korte, zero for Mr. Cessna, 22,850 for Mr. Vander Ploeg, 17,350 for Ms. McKinney, 7,025 for Mr. Holden, 9,940 for Ms. Dout, 22,440 for Mr. Emma, 32,440 for Mr. Lay, 37,440 for Mr. Ledecky, 22,440 for Mr. Trucksess, 22,440 for Ms. Woods and 509,815 for all executive officers and directors as a group.

(2)	Share amounts included restricted share awards granted in fiscal 2011 under our 2002 Stock Incentive Plan in the amount of 12,000 for Mr. Korte, 12,000 for Mr. Vander Ploeg, 12,000 for Mr. Holden, and 5,000 for Ms. McKinney and 41,000 for all executive officers and directors as a group which, while not currently vested, have full voting rights.

(3)	Mr. Slagle resigned his position with the Company effective October 31, 2009. Stock ownership based on the most recent information available to the Company.

(4)	Mr. Cessna resigned his position with the Company effective March 15, 2010. Stock ownership based on the most recent information available to the Company.

(5)	MSD Capital, L.P. and MSD SBI, L.P. have jointly filed an amended Schedule 13D with the Securities and Exchange Commission (“SEC”) reporting that they had, as of June 20, 2006, shared voting and dispositive power over 2,784,500 shares of Common Stock.

(6)	The parties filed a Schedule 13G with the SEC reporting that they had, as of December 31, 2009, shared voting power over 1,771,700 shares of Common Stock and shared dispositive power over 1,937,300 shares of Common Stock. According to the filing, the shares were acquired on behalf of discretionary clients of Artisan Partners Limited Partnership (“Artisan Partners”) and Artisan Partners Holdings LP (“Artisan Holdings”). Artisan Investment Corporation (“Artisan Corp.”) is the general partner of Artisan Holdings; Artisan Investments GP LLC is the general partner of Artisan Partners; ZFIC, Inc. (“ZFIC”) is the sole stockholder of Artisan Corp.; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. Artisan Funds, Inc. is a registered investment company under Section 8 of the Investment Company Act of 1940, as amended (the “1940 Act”).

(7)	Dimensional Fund Advisors LP (“Dimensional”) has filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2009, sole voting power over 1,541,806 shares of Common Stock and sole dispositive power over 1,557,145 shares of Common Stock in its role as investment advisor to four investment companies registered under the 1940 Act, and investment manager to certain other comingled group trusts and separate accounts (such trusts and accounts, together with such investment companies, referred to as the “Funds”). According to the filing, all securities reported therein are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(8)	BlackRock Inc. (“BlackRock”) has filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2009, sole voting and dispositive power over 1,386,140 shares of Common Stock. On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, N.A. and its affiliates (collectively, “BGI”). As a result, substantially all of BGI is now included as a subsidiary of BlackRock for purposes of Schedule 13G filings.

(9)	EARNEST Partners, LLC filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2009, sole voting power over 425,146 shares of Common Stock, shared voting power over 237,197 shares of Common Stock and sole dispositive power over 1,183,181 shares of Common Stock.

(10)	Wells Fargo & Company (“Wells Fargo”) has filed a Schedule 13G with the SEC reporting that it had, as of December 31, 2009, sole voting power over 878,326 shares of Common Stock, shared voting power over 5,071 shares of Common Stock, sole dispositive power over 1,083,052 shares of Common Stock and shared dispositive power over 40,615 shares of Common Stock. Wells Fargo made the filing on its own behalf and on behalf of the subsidiaries listed therein, with whom the securities reported therein are beneficially owned on a consolidated basis.

(11)	The Vanguard Group, Inc. (“Vanguard”) has filed a Schedule 13G with the SEC reporting that it had, as of December 31, 2009, sole voting power over 22,454 shares of Common Stock, sole dispositive power over 921,270 shares of Common Stock and shared dispositive power over 22,454 shares of Common Stock. According to the filing, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 22,454 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these 22,454 shares of Common Stock.

(12)	Based on 18,985,885 shares of Common Stock outstanding as of the Record Date.

PROPOSAL ONE: ELECTION OF DIRECTORS

School Specialty’s Board of Directors currently consists of seven members. The Board of Directors has determined that the majority of the current directors are independent under the listing standards of The NASDAQ Stock Market LLC. Our independent directors include A. Jacqueline Dout, Edward C. Emma, Terry L. Lay, Jonathan J. Ledecky, Herbert A. Trucksess, III and Jacqueline F. Woods. Directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of the directors in Class III expires at the Annual Meeting. The Board of Directors proposes that the nominees described below be elected as Class III directors for a new term ending at the 2013 Annual Meeting and until their successors are duly elected and qualified. All three of the nominees for director currently serve as Class III directors and are standing for re-election.

Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The Governance/Nominating Committee has adopted guidelines for evaluating and selecting candidates for nomination to the Board of Directors. According to the guidelines, the Board of Directors should be composed of:

•	directors who will bring to the Board of Directors a variety of experience and backgrounds;

•	directors who will form a central core of business executives with substantial senior management experience and financial expertise;

•

directors who will represent the balanced, best interests of the shareholders as a whole and the interests of the Company’s stakeholders, as appropriate, rather than special interest groups or constituencies; and

•	qualified individuals who reflect a diversity of experience, gender, race and age.

The Governance/Nominating Committee evaluates the Board as a whole to determine the extent to which these guidelines are satisfied. Taken together, the Governance/Nominating Committee believes that the directors listed below form a core of business executives with substantial management experience and financial expertise and fulfill the objectives described above. The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Governance/Nominating Committee’s conclusion that each director should serve as a director of the Company.

The Board of Directors unanimously recommends that shareholders vote “for” the election of the nominees to serve as directors set forth below.

CONTINUING DIRECTORS—CLASS III

(term expiring 2013)

Name and Age of Director

A. Jacqueline Dout Age 55

Ms. Dout has served as a director of School Specialty since August 2007. Ms. Dout is President of Jacqueline Dout Enterprises, a strategic and financial advisory company. She retired at the end of 2008 from Pella Corporation, a designer, tester, manufacturer and installer of windows and doors, as Senior Vice President, Chief Financial Officer and Secretary, having joined the company in 2002. Prior to joining Pella, Ms. Dout was President of JJB Enterprises, Inc., a strategic and financial consulting firm. From 1994 to 1998, she was Executive Vice President and Chief Financial Officer of Champion Enterprises, Inc., a manufactured home builder and retailer, and before that was Vice President and Treasurer for IMCERA Group, Inc., a maker and seller of medical products. Ms. Dout was director, chairperson of the audit committee and a member of the compensation committee of Cavco Industries, Inc., a producer of manufactured housing, park model and cabin vacation homes, until her retirement in 2008. She has served on numerous education boards, including the Iowa State Board of Education and several university boards.

The Governance/Nominating Committee believes that the Board of Directors benefits from Ms. Dout’s significant expertise in the areas of accounting, finance, and mergers and acquisitions, as well as her substantial experience as a senior executive officer at several large public and private companies. The Board also benefits from Ms. Dout’s past experience as a public company director, audit committee chair and compensation committee member. In Ms. Dout role as a senior executive, her responsibilities have included such operational and administrative functions as Human Resources, Information Technology, Strategic Planning and Supply Management. Ms. Dout’s experience as a director of the Company and as a member of the Audit Committee, including as one of the designated “audit committee financial experts,” has provided her with a deep understanding of the business of the Company and the markets in which it competes.

Terry L. Lay Age 62

Mr. Lay has served as a director of School Specialty since June 2004 and was appointed non-executive Chairman of the Board in February 2006. Mr. Lay, who is retired, served as the Chairman and Chief Executive Officer of Haggar Clothing Co. from November 2007 through May 2009. Mr. Lay had previously been retired from VF Corporation since June 2005, having served as its Vice President and Chairman – Global Jeanswear Coalition. Previously, he served as Vice President and Chairman – Outdoor and International Jeanswear Coalitions. In October 2000, Mr. Lay was named Vice President Global Processes for VF Corporation in addition to his role as Chairman of VF’s International Jeanswear Coalition, which he held from March 1999 until his retirement. He previously served as President of the Lee Apparel Company.

The Governance/Nominating Committee believes that Mr. Lay’s experience with the Company as a director and non-executive Chairman of the Board, and as one of the designated “audit committee financial experts” of the Audit Committee, has given him an in-depth knowledge of all aspects of the

Company’s business. The committee also believes that the Board of Directors benefits from the leadership experience Mr. Lay has obtained as a senior executive officer at several large companies. He is highly experienced in driving operational excellence and attainment of financial objectives under a variety of economic and competitive conditions.

Herbert A. Trucksess, III Age 61

Mr. Trucksess has been a director of School Specialty since February 2007. He is the current Chairman and former Chief Executive Officer of Saia, Inc., previously SCS Transportation Inc., a leading less-than-truckload transportation and supply chain solutions business. Prior to leading Saia, Mr. Trucksess was Chief Financial Officer at Saia’s former parent, Yellow Corporation (now YRC Worldwide) and previously held executive positions with Preston Corporation, a holding company for regional less-than-truckload carriers acquired by Yellow Corporation in 1993, and with affiliates of Sun Company (now Sunoco, Inc.).

The Governance/Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience Mr. Trucksess has obtained through his positions at various large public companies. The committee also believes that the Board of Directors benefits from Mr. Trucksess’ extensive finance and accounting expertise as well as his knowledge of the transportation industry, which is an important component affecting the Company’s operations. Mr. Trucksess’ experience as a director of the Company and as the Chairman of the Audit Committee, including as one of the designated “audit committee financial experts,” have provided him with a deep understanding of the business of the Company and the markets in which it competes.

CONTINUING DIRECTORS—CLASS I

(term expiring 2011)

Name and Age of Director

Edward C. Emma Age 55

Mr. Emma has served as a director of School Specialty since June 2006. He has been President and Chief Operating Officer of Jockey International, Inc. since 1995, and has served in various management roles at Jockey International since 1991. Mr. Emma has been a director of Jockey International since 1994.

The Governance/Nominating Committee believes that the Board of Directors benefits from Mr. Emma’s experience as the President, Chief Operating Officer and a director of Jockey International. The committee also believes that the Board of Directors benefits from the operational and strategic planning experience he has gained throughout his various roles with large companies, including the experience Mr. Emma has obtained as an executive office with Jockey International. In addition, Mr. Emma’s experience as a director of the Company and his prior service as the chairman of the Compensation Committee have provided him with an in-depth understanding of the business of the Company and the markets in which it competes.

Jonathan J. Ledecky Age 52

Mr. Ledecky has served as a director of School Specialty since June 1998 and was an employee of School Specialty from June 1998 to June 2000. He has served as Chairman of Ironbound Partners Fund, LLC, a private investment management fund, since 1999. He previously served as President, Secretary, and a director with Endeavor Acquisition Corp. from 2005 to 2007.

The Governance/Nominating Committee believes that Mr. Ledecky’s experience with the Company as a long-term director and as a former employee has given him an in-depth historical knowledge of all aspects of the Company’s business. Mr. Ledecky has extensive knowledge and insight related to equity and capital markets that the committee believes are invaluable to the Board of Directors’ discussions of the Company’s capital and liquidity needs. The committee also believes that the Board of Directors benefits from Mr. Ledecky’s substantial leadership experiences with various business and non-profit entities.

NOMINEES FOR DIRECTOR—CLASS II

(term expiring 2012)

Name and Age of Director

David J. Vander Zanden Age 55

Mr. Vander Zanden has served as President and Chief Executive Officer of School Specialty since November 2009 and as Chief Executive Officer since September 2002. He also served both as President and Chief Executive Officer from September 2002 to March 2007 and as Interim Chief Executive Officer from March 2002 to September 2002. Mr. Vander Zanden served as President and Chief Operating Officer from March 1998 to March 2002. From 1992 to March 1998, he served as President of Ariens Company, a manufacturer of outdoor lawn and garden equipment. Mr. Vander Zanden has served as a director of School Specialty since June 1998.

The Governance/Nominating Committee believes that Mr. Vander Zanden’s experience as Chief Executive Officer and other leadership positions within School Specialty, including his service as director, gives him unique insights into the Company’s challenges, opportunities and operations. This experience, along with his extensive business background and financial expertise, make him a critical member of the Board of Directors.

Jacqueline F. Woods Age 62

Ms. Woods has served as a director of School Specialty since December 2006. Ms. Woods is the retired President of AT&T Ohio, formerly SBC Ohio, and currently is a senior consultant with the Landau Public Relations firm. She is also a director of The Timken Company, The Andersons, Inc., University Hospitals and Playhouse Square Foundation. Additionally, she is trustee of Kent State University and Muskingum College.

The Governance/Nominating Committee believes that the Board of Directors benefits from Ms. Woods’ years of executive management experience as a senior executive at a large company, in her current role as a senior consultant, and as a member of various business and non-profit organization boards. Ms. Wood’s strong leadership experience, and extensive knowledge in the areas of marketing, strategy development, corporate governance and compensation also provide valuable experience and insight to the Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors has standing Governance/Nominating, Compensation and Audit Committees, each of which is governed in accordance with a written charter. The Board of Directors held nine meetings in fiscal 2010. In accordance with the Company’s Governance Guidelines, directors are expected to attend each regular and special meeting of the Board and of each committee of which the director is a member. Each director attended at least 75% of the meetings of the Board of Directors and meetings of committees on which such director served, if any, in fiscal 2010. In connection with each regularly scheduled Board meeting, the independent directors meet in executive session without the participation of our Chief Executive Officer or other executive officers. School Specialty does not have a policy regarding board members’ attendance at the annual meeting of shareholders; however, all of the members of the Board of Directors attended the 2009 annual meeting of shareholders.

The positions of Chairman of the Board and Chief Executive Officer of the Company are currently separate, with Mr. Lay serving as Chairman of the Board and Mr. Vander Zanden serving as President and Chief Executive Officer. The Company believes this leadership structure is appropriate at this time because it allows the Company to fully benefit from the leadership ability, industry experience and history with the Company that each of these individuals possesses.

Governance/Nominating Committee. The Governance/Nominating Committee is responsible for approving director nominations in accordance with the provisions of its charter. In connection with the selection and nomination process, the committee reviews the desired experience, skills and other qualities of potential candidates to assure the appropriate Board composition, taking into account the skills and other qualities of the current Board members and the specific needs of School Specialty and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to School Specialty. The committee also periodically reviews director profiles and an inventory of director skills and experience.

Under the guidelines for evaluating and selecting candidates for election to the Board of Directors adopted by the Governance/Nominating Committee, the Board should be composed of directors who, among other things, will bring to the Board a variety of experience and backgrounds. In assessing the experience and backgrounds of candidates, the Governance/Nominating Committee considers diversity, including race, gender and ethnicity. The Governance/Nominating Committee implements this policy by considering all aspects of each individual’s experience and background in the director nomination process, and assesses the effectiveness of the policy through regular reviews of the composition of the Board on an individual basis and as a whole.

The members of the Governance/Nominating Committee include Ms. Woods (Chairperson), Mr. Lay and Mr. Emma, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The Governance/Nominating Committee held two meetings in fiscal 2010.

The Governance/Nominating Committee will consider candidates nominated by shareholders of School Specialty in accordance with the procedures set forth in School Specialty’s By-Laws. Under the By-Laws, nominations other than those made at the discretion of the Board of Directors (or persons appointed by the Board of Directors) must be made pursuant to a timely notice in proper written form to the Secretary of School Specialty. To be timely, a shareholder’s request to nominate a person for director at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the Secretary of School Specialty at School Specialty’s principal office not less than 60 nor more than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination. Candidates nominated by shareholders of School Specialty in accordance with these procedures will be evaluated by the Governance/Nominating Committee on the same basis as other nominees.

The Board of Directors has adopted Corporate Governance Guidelines, which provide, among other things, the following policies relating to Board matters:

•

the Governance/Nominating Committee is responsible for coordinating an annual self-evaluation of the performance of the Board of Directors and each of its committees, the results of which will be discussed with the full Board;

•

unless specifically approved by the Governance/Nominating Committee, the chief executive officer of the Company may serve on the board of directors of no more than one other publicly-traded company, and the other members of School Specialty’s Board may serve on the boards of directors of no more than two other publicly-traded companies;

•

any director appointed by the Board will be nominated for election by the Company’s shareholders for the balance of the term of the class to which such director is appointed at the Company’s first annual meeting of shareholders following such appointment; and

•	no individual who would be 72 years of age or older at the time of his or her election will be eligible to stand for election to the Board of Directors.

Compensation Committee. The responsibilities and powers of the Compensation Committee pursuant to its charter include the following:

•	reviewing and updating, as needed, the Company’s executive compensation objectives, policies and philosophy;

•

reviewing and approving the performance and compensation of the Company’s executive officers, including the Chief Executive Officer, whose compensation must also be ratified by a majority of the independent members of the Board of Directors;

•	making recommendations to the Board of Directors with respect to incentive compensation and equity-based or other compensation plans that require full Board approval;

•

reviewing and administering the Company’s executive compensation plans, including all incentive compensation and equity-based or other compensation plans, and designating plan participants, establishing objectives and applicable performance measurement criteria and approving awards;

•

serving as the committee required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with responsibility for establishing, administering, and certifying attainment of performance goals in order to comply with such section as the Compensation Committee deems appropriate;

•

reviewing the level and composition of compensation and benefits provided to non-employee members of the Board of Directors on a periodic basis, and approving any changes, with ratification of such changes by a majority of the independent members of the Board of Directors;

•

as required under the rules of the SEC, providing a Compensation Committee report to be included in the Company’s annual proxy statement which states whether (1) the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required to be included in the Company’s annual proxy statement, and (2) based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement; and

•	taking further action as necessary or appropriate upon authority provided by the Board of Directors with respect to any other compensation matters that may arise.

In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that the Compensation Committee will oversee the evaluation of the performance of the executive officers of the Company, and will counsel the appropriate executive officers in management development and performance evaluation matters.

The Compensation Committee may delegate authority and assign responsibility with respect to such of its functions to such officers of the Company, or committees comprised of officers or subcommittees of committee members, as it may deem appropriate from time to time. In addition, in the course of fulfilling its duties, the Compensation Committee has the sole authority to retain, at the Company’s expense, a compensation consultant, to approve the consultant’s fees and other retention terms, and to terminate any such compensation consultant. The Compensation Committee also has the sole authority to retain, at the Company’s expense, legal, accounting or other advisors, including sole discretion to approve the fees and other retention terms of any such advisor, and to terminate any such advisor.

The members of the Compensation Committee are Ms. Dout (Chairperson), Mr. Trucksess and Ms. Woods, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The Compensation Committee held six meetings in fiscal 2010. Additional information regarding the role of the Compensation Committee may be found under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement.

Audit Committee. The Audit Committee is a separately designated standing committee of the Board which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is responsible for oversight of School Specialty’s accounting and financial reporting processes and the audit of School Specialty’s financial statements. In addition, the Audit Committee, with the assistance of the Chief Human Resources Officer, is responsible for administering, investigating violations of and determining corrective and disciplinary action under the Company’s Code of Business Conduct/Ethics. The members of the Audit Committee are Mr. Trucksess (Chairman), Mr. Lay and Ms. Dout, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. Mr. Trucksess, Mr. Lay and Ms. Dout have each been determined by the Board of Directors to be an “audit committee financial expert” for purposes of the rules promulgated under the Exchange Act. The Audit Committee has adopted, and the Board of Directors has approved, a charter for the Audit Committee. The Audit Committee held five meetings in fiscal 2010.

Shareholders wishing to communicate with members of the Board of Directors may direct correspondence to such individuals c/o Karen Riching, Assistant Secretary, W6316 Design Drive, Greenville, Wisconsin 54942. The Assistant Secretary will regularly forward such communications to the appropriate board member(s).

Certain documents relating to corporate governance matters are available on School Specialty’s web site at www.schoolspecialty.com. These documents include the following:

•	The charters of the Audit Committee, the Compensation Committee and the Governance/ Nominating Committee;

•	Corporate Governance Guidelines; and

•

Code of Business Conduct/Ethics, which contains an employee hotline number that employees may use to report suspected code violations on a confidential basis. All employees of School Specialty have been made aware of the availability of the hotline.

Board Oversight of Risk. Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. At the end of each year, management and the Board jointly develop a list of major risks that the Company plans to prioritize in the next year. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to the review and discussion of specific risk topics in greater detail. The Board has delegated responsibility for oversight of specific risks to Board committees as follows:

•

The Audit Committee oversees the Company’s risk policies and procedures related to the financial statements and financial reporting processes. At least two times a year, the Audit Committee receives a risk update, which focuses on the principal risks affecting School Specialty and reports on the Company’s risk assessment and risk management guidelines, policies and processes.

•

The Compensation Committee monitors the risks associated with management resources, succession planning, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include standardized reviews of long-term strategic and operational planning; executive development and evaluation; regulatory and litigation compliance; financial reporting and controllership; and information technology and security.

RELATED PARTY TRANSACTIONS

The Company’s Audit Committee Charter provides that the responsibilities of the Audit Committee include a review and approval of all related-party transactions with directors, executive officers, 5% shareholders, members of their family and persons or entities affiliated with any of them. While the Charter does not provide specific procedures as to the review of related-party transactions, the Audit Committee requires management to present to the Committee at each quarterly meeting the details of any such transactions. Any such related-party transactions would be reviewed and evaluated by the Audit Committee members based on the specific facts and circumstances of each transaction. The Audit Committee’s philosophy is to discourage all related-party transactions, and as such, the Company has not entered into any related-party transactions in recent years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires School Specialty’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, School Specialty believes that all filing requirements were complied with on a timely basis during fiscal 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee (which we refer to in this section as the “Committee”) of the Company’s Board of Directors is responsible for administering the Company’s compensation programs. The Committee strongly believes in the concepts of both pay for performance and in aligning the compensation of the Named Executive Officers with the interests of shareholders. This correlation of pay for performance and alignment with shareholder interests is reflected in the Named Executive Officers’ compensation for fiscal 2010.

Fiscal 2010 Performance

Early in the year, the Board of Directors approved a business plan that reflected the Company’s initial expectations of the Company’s performance. The Committee established the performance metrics, including consolidated diluted earnings per share, prior to the adoption of FASB ASC Topic 470-20, “Convertible Debt and Other Options” (FASB ASC Topic 470-20), which had a $0.42 impact on the Company’s fiscal 2010 diluted earnings per share (“Adjusted EPS”) and operating segment earnings before interest, tax and amortization (“EBITA”). These goals served as targets for the Company’s annual cash incentive awards and the Company’s long-term equity incentive awards. In establishing these performance metrics, the Committee considered the uncertainty related to the impact of the recessionary economic environment. The Committee determined that meeting these goals would require continued execution on the Company’s growth and performance strategy.

Fiscal 2010 was a challenging year as a result of the global macroeconomic environment, which negatively impacted school funding. Market conditions deteriorated more than the Company originally expected, resulting in a sales decrease of 14.4% and EPS decreasing by 4.6% from the prior year. The Company responded to the decline in school funding by initiating cost savings actions, continuing its focus on free cash flow, suspending salary increases, requiring all associates to take a one-week furlough, and suspending the Company match to the 401(k) plan. While the Company did not meet its incentive compensation performance metrics, the Company did generate strong free cash flow performance, exceeding the goal for free cash flow, and did reduce operating costs by over $46 million. The Committee believes these actions should position the Company well to capitalize on future revenue growth when the economy and school funding returns to more normal levels.

Fiscal 2010 Executive Compensation Implications

The Company did not change its overall approach to executive compensation as a result of the macroeconomic environment, but the Committee used more discretion in determining the Fiscal 2010 incentive compensation awards for performance above or below its targets. In light of our pay for performance philosophy and based on our EPS performance, there were no annual cash incentive payments in Fiscal 2010.

The Committee believes it is prudent to restrain certain components of expense during periods of significant economic uncertainty. Thus, while the Company and the Committee remain committed to the longer term compensation objectives and philosophies as described below, the Committee believes it has been necessary and appropriate to implement shorter term expense reduction actions in these challenging economic times to enhance shareholder interests.

Objectives. The objectives of the Company’s executive compensation program are as follows:

•	To attract, retain and motivate highly talented executive officers;

•	To provide incentives to the Company’s executive officers to achieve and exceed the Company’s annual and long-term financial goals; and

•	To enhance shareholder value by aligning the annual and long-term financial objectives of our executive officers with the interests of our shareholders.

The Committee uses these objectives as a foundation in designing a competitive compensation package for the Company’s executive officers which combines both cash and non-cash components, and which places a significant portion of total compensation at risk by tying compensation to the Company’s annual and long-term financial performance and to the creation of shareholder value. The program is also designed to differentiate among and reward the Company’s best performers through subjective performance evaluations and to allow executive officers to build an equity stake in the Company, aligning their interests with those of shareholders.

Role of Independent Compensation Consultant. Under its charter, the Committee has the authority to retain a compensation consultant at the Company’s expense. The Committee engages Towers Watson as an independent compensation consultant (which we refer to in this section as the “Independent Compensation Consultant”) for advice on matters of senior executive compensation. The Committee retains the sole authority to hire a consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

During fiscal 2010, the Committee instructed the Independent Compensation Consultant to perform the following services:

•	Provide an assessment of the total compensation for executive level positions;

•	Provide advice on competitive practice and executive compensation issues and trends;

•	Provide a review of the Company’s overall compensation plan design, with a focus on long-term incentives;

•	Provide input to management on the process for completing a risk assessment of the Company’s compensation programs and review the results of management’s process; and

•	Review the Company’s annual proxy materials.

At the direction of the Committee, the Independent Compensation Consultant works with the Company’s Chief Human Resources Officer to understand the Company’s business issues and compensation objectives. The recommendations of the Independent Compensation Consultant are provided to the Committee and the Chief Executive Officer. The Independent Compensation Consultant does not work for the Company other than acting as an advisor to the Committee. The Company paid the Independent Compensation Consultant $22,789 in fees for services performed for the Committee during fiscal 2010.

Role of Company Management. The Compensation Committee is also supported in its work by the Company’s Chief Human Resources Officer and supporting personnel. The Chief Human Resources Officer works closely with the Committee and the Independent Compensation Consultant. This support includes providing reports, data and analysis with respect to current and proposed compensation, answering inquiries from members of the Committee, preparing documentation with respect to compensation plans and programs, and advising the Compensation Committee concerning compensation decisions (except as it relates specifically to her compensation). The Chief Executive Officer provides input to the Chief Human Resources Officer to develop recommendations concerning executive officer compensation, with the exception of the Chief Executive Officer’s own compensation which is determined by the Board of Directors, and presents these recommendations to the Committee and the Independent Compensation Consultant.

Risk Assessment. During fiscal 2010, the Committee reviewed the Company’s compensation policies and practices for all associates, including executive officers. This review included the application by management of a risk assessment template provided by the Independent Compensation Consultant, and an assessment of the design features of all Company incentive plans as well as the process by which incentives are established and administered.

Based on this review, the Committee believes that the Company’s performance-based cash and equity compensation programs create appropriate incentives to increase long-term shareholder value, and that these programs have been designed and administered in a manner that discourages undue risk-taking by associates. Key features that serve to mitigate risk are as follows:

•

Limits on annual cash incentive bonuses and performance-based Non-Vested Stock Unit (“NSUs”) awards. Potential payouts are capped and no amounts are paid if minimum acceptable financial metrics are not attained.

•	The use of two distinct long-term incentive vehicles (stock options and performance-based NSUs) that vest over a number of years. This provides incentives for sustained strong financial performance.

•	Stock ownership guidelines for senior executives and outside directors, which is intended to ensure alignment with shareholder interests over the long-term.

•

Committee discretion to adjust payouts under both the annual cash incentive and the performance-based NSU programs. This discretion allows the Committee to make adjustments for such items as financial restatements.

Based on this risk assessment, the Committee determined that its compensation programs are not reasonably likely to have a material adverse effect on the company.

Philosophy and Components

The Committee’s philosophy is that the compensation paid to the Company’s executive officers should be market competitive, be aligned with the short- and long-term financial goals of the Company and be reflective of the performance of the executive officers as individuals. The Company’s executive compensation plans are structured in a manner intended to provide a balance of fixed compensation and performance-based incentive compensation.

Primary Components of Executive Compensation. Based on the objectives and philosophies, the Committee has adopted a compensation structure for our executive officers, including the Named Executive Officers, which, in fiscal 2010, is comprised of three components:

•	Base salary;

•	Annual cash incentive awards paid for achieving pre-determined financial metrics; and

•	Long-term equity incentive awards, including

•	Stock options, and

•

Performance-based NSUs, which give the holder the right to receive a certain number of shares of Common Stock at the end of the multi-year period (typically three years) based on the achievement of one or more pre-determined financial metrics.

It is the intention of the Committee that, in allocating among the various components of the Company’s compensation program, the target total compensation package for the Company’s executive officers will reflect the competitive median of market practices, as described below. The Committee establishes performance criteria and goals at levels it believes will deliver value approximating the median range of compensation at comparable companies for delivering target performance. Actual pay will vary from the median range for performance that varies from target. When setting the compensation arrangements for each executive officer, the Committee considers these components individually, as well as on an aggregate (total compensation) basis.

Determining the Competitive Market. As part of its engagement, the Independent Compensation Consultant provides an executive compensation analysis. This analysis is a summary of proprietary survey data that reflects size-adjusted company revenue (approximately $1.0 billion) and comparative employment position information from a general industry group of approximately 400 companies. This analysis includes each element of target total compensation (salary, annual incentive, long-term incentive) and target total direct compensation for positions comparable to the Company’s executive officers. Data are expressed in terms of percentiles for the companies comprising the survey group.

The Committee reviews the analysis as a validation when setting both the target compensation amounts as well as the allocation between long-term equity compensation and currently payable cash compensation. The Committee’s targets for the Company’s executive compensation are for each of the compensation components to be within 15% of the 50th percentile, or median, of the market data. The Committee believes that compensation at or near the median will result in a competitive compensation package sufficient to address retention of executives during normal economic times. This median is a guideline which the Committee will reference as a validation step. The Committee does use its discretion to vary from the median based on its review of other subjective items such as individual job performance, complexities and responsibilities of the position, potential for advancement and experience.

Allocation of Compensation Among Components. Each of the components of total compensation (base salary, annual cash incentive awards and long-term incentive awards) is reviewed by the Committee, with the Independent Compensation Consultant, along with the assistance of the Company’s Chief Human Resources Officer, against the market median. The Committee references the market median as a validation for the allocation between its long-term compensation and annual compensation in an effort to ensure the compensation mix is competitive within the market in which the Company competes for executive level talent. While the Company utilizes the survey data as a reference in order to ensure the allocation is within desired guidelines, it does not specifically benchmark total compensation, or any particular compensation component, against the survey data or specific companies.

Although the Committee believes compensation at, or near, the 50th percentile of the survey data for both total compensation and the allocation among the three compensation components will result in a competitive compensation package to attract, motivate and retain executives, this median is only a guideline. While the Committee retains the discretion to consider other subjective criteria in setting compensation, such as individual job performance, complexities and responsibilities of an individual’s position, potential for advancement and experience, each element of the fiscal 2010 compensation for the Named Executive Officers remained aligned with the market median. These other subjective factors are incorporated into the Committee’s philosophy in order to provide the Committee the flexibility to adjust compensation when it believes the market median does not reflect the contribution by or expected of a particular officer of the Company.

The total compensation opportunity for certain executive officers and other senior leaders may be higher (or lower) than the median guideline if superior (or subpar) results are achieved. For the Named Executive Officers, the portion of total compensation at risk is significantly higher than for less senior executive officers. A more detailed discussion of each program is provided below.

Base Salary

The Committee views base salary as an important tool for fulfilling its objective of attracting and retaining highly competent executive officers in a competitive market. In addition to the consideration of the market median base salary data for a particular position, the Committee considers other factors when determining base salary, such as complexities and responsibilities of the position, individual performance, potential for advancement, and the experience of the executive. The Committee also considers the CEO’s recommendations, which are based in substantial part on the factors described above as well as on certain subjective factors, including the CEO’s evaluation of the performance of each named executive officer, their current and future responsibilities, the Company’s recent financial performance, retention considerations and general economic and competitive conditions. Base salaries also serve as a basis for the Company’s annual Incentive Bonus Plan, which expresses bonus opportunity as a percentage of annual base salary. While annual base salary is paid even if annual performance goals are not met, individual job performance and magnitude of responsibilities are considered by the Committee when evaluating proposed salary adjustments. The Committee reviews and approves the base salary for all executive officers and requests ratification from a majority of the independent members of the Board of Directors regarding the base salary of the CEO.

As discussed above, the Committee generally targets the market median (50th percentile) when establishing base salaries at the beginning of the term of each executive’s employment agreement, an approach it believes allows the Company to effectively compete in the market for qualified employees without placing an overemphasis on fixed compensation. The incoming base salary of the executive is then subject to the Committee’s annual review and adjustment. As stated above, actual salary levels may vary from the market median as determined by the Committee due to the Committee’s subjective assessment of several factors, including the individual’s level of responsibility, experience, potential for advancement and individual job performance evaluation. However, the Committee’s guideline is that actual salary levels should not vary more than 15% from the market median. The Committee’s establishment and adjustment of base salaries are not directly tied to specific performance metrics.

The Committee’s evaluation of Named Executive Officers base salaries for 2010 was primarily driven by the economic downturn and its effect on Company performance. As part of the Company’s expense reduction initiatives, base salaries were frozen for Named Executive Officers at fiscal 2009 levels. However, effective March 15, 2010, Mr. Holden’s base salary was increased from $217,980 to $330,000 in conjunction with his promotion to Executive Vice President, Educational Resources.

Each of the Named Executive Officers, along with all other Company associates, took a one-week mandatory furlough during fiscal 2010. The salary levels described above do not reflect the reduction in fiscal 2010 total base salary attributable to the furlough. The salary amounts shown in the Summary Compensation Table for fiscal 2010 reflect the impact of the one-week furlough.

Annual Cash Incentive Bonus Plan

The Committee believes that a significant portion of total compensation should be directly related to and contingent upon objective performance criteria. Accordingly, the executive officers participate in the Company’s Incentive Bonus Plan, which provides an annual cash incentive based on objective formulas established by the Committee annually, which are tied to each individual’s profit center and/or the Company as a whole. The Committee believes it is important to have a significant portion of cash compensation tied to the annual performance of the Company, since the executive officers bear significant responsibility for that performance. It is intended that, at target performance, this component of the total compensation of executive officers be competitive with the median of the market, but also reward executive officers for the achievement of performance objectives. The Committee believes that performance-based incentive compensation serves the objectives of aligning the interests of the executive officers with the interests of the Company and its shareholders and motivating participants to achieve company performance goals and enhance shareholder value. Potential payouts under the annual cash incentive bonus plan are based on a percentage of each participant’s base salary. Cash incentive bonuses are payable following the conclusion of the 12-month period upon which the bonus is based, if the Company’s performance goals are met. Any cash incentive compensation plans are adopted by the Board of Directors based on the recommendation of the Committee.

At the regularly scheduled board meeting that occurs in June, the Committee approves the metrics to be employed for the plan year, the relative weighting of the metrics, and the payout as a percentage of the base salary for each performance level. Once the performance metrics are established, the Committee reviews and approves payout matrices that establish a threshold, target and maximum performance level for each metric based on the Company’s operating business plan, taking into account what the Committee and management believe to be the likelihood of achieving the business plan. Because the Committee does not believe that annual incentive compensation should be paid for financial results that fall below minimum acceptable levels, no annual incentive payouts will be made for performance below the threshold. Similarly, because the Committee believes that additional annual incentive payments for performance above certain performance levels has no beneficial incentive effect, no incremental payouts are made under the annual incentive compensation plan for financial performance exceeding the maximum level. The Committee reviews the mix of performance metrics on a periodic basis in an effort to ensure a strong correlation exists between the performance metrics used for incentive compensation purposes and shareholder interests. As a result of the continuing economic downturn and the related uncertainty created by the downturn, the Committee, in its discretion, approved the metrics to be used for the fiscal 2010 plan year, set the performance targets and relative weightings for those metrics, and established the payout percentages for target performance levels at its August meeting instead of the typical June meeting.

Target award levels, expressed as a percentage of base salary for each participant, differ by individual based upon that individual’s overall responsibility and in relation to such percentages established by the survey data. The ranges are periodically reviewed and updated by the Committee. For fiscal 2010, the Committee approved the following payout levels:

	Payout Levels as % of Base Salary
Executive Position	Payout at Threshold	Payout at Target	Payout at Maximum
David Vander Zanden	4.5%	90%	150%
David Vander Ploeg	2.5%	50%	100%
Steven Korte	2.5%	50%	100%
Richmond Holden	2.5%	50%	100%
Rachel McKinney	2.5%	50%	100%
Thomas Slagle	3.75%	75%	130%
Gregory Cessna	2.5%	50%	100%

The annual incentive compensation plan allows for the Committee to use its discretion as to the appropriate treatment of any impact that a financial restatement would have on cash incentive awards. In the event of a financial restatement, the Committee reviews the facts and circumstances surrounding the restatement to determine the impact, if any, on current or future total compensation. The Board or the Committee has the discretion to adjust the plan year results to properly reflect the affects of any acquisition or other unusual event that occurred during the plan year. For fiscal 2010, there were no such adjustments made.

For fiscal 2010, the sole performance criterion for Mr. Vander Zanden, Mr. Vander Ploeg, and Ms. McKinney was Adjusted EPS. The Committee believed that Adjusted EPS was the metric that would best align the compensation of these individuals with the interests of shareholders. For Mr. Korte and Mr. Holden, the performance criteria were Adjusted EPS (30%) and group EBITA (70%). The Committee used Adjusted EPS and group EBITA as the primary performance measure as it believes that those measurements are closely correlated with the creation of shareholder value. However, if the Company does not achieve its threshold Adjusted EPS target, the portion of the cash incentive bonus attributable to EBITA will not pay out regardless of how the group performed. Each year, the Committee will reevaluate the specific performance measures and the associated targets for future year awards.

The Committee establishes threshold, target and maximum performance levels based on a subjective evaluation of the probability of attaining the metric. Typically, the Committee establishes threshold, target, and maximum performance levels with a probability of attaining each level as follows:

Threshold Payout	80% to 90%
Target Payout	50% to 60%
Maximum Payout	10% to 20%

For fiscal 2010, the Committee established targets that it believed had a lesser percentage of achievability due to the current economic conditions as well as the current cost reduction environment.

For fiscal 2010, the performance metrics and actual performance for the above-mentioned metrics were as follows:

	Adjusted EPS	Educational Resources EBITA (000’s)	Accelerated Learning EBITA (000’s)
Threshold	$2.10	$60,380	$50,662
Target	$2.35	$62,247	$52,229
Maximum	$2.70	$68,472	$57,452
Actual	$1.79	$58,260	$51,252

Since the Company did not achieve the threshold Adjusted EPS performance level, for the second year in a row, the Company did not make any cash incentive compensation payouts for its Named Executive Officers, consistent with the Committee’s commitment to pay for performance.

Equity-Based Long-Term Incentives

The Committee believes that providing for equity-based incentive compensation of its executive officers is an important component in ensuring that executive officers’ interests remain closely aligned with the interests of the Company’s shareholders. Effective in fiscal 2010, the Committee determined to use a balanced mix of two types of long-term incentive grants for its executive officers, (1) stock options and (2) performance-based NSUs. Stock option awards are granted to executive officers annually as the Committee deems appropriate based on individual performance and as necessary to ensure continued competitive positioning with the marketplace, again by reference to the market median. In addition, the Committee annually awards NSUs to executive officers. The details of the grants of stock options and NSUs to our Named Executive Officers, including historical practice prior to fiscal 2010, are discussed below.

The Committee believes the combination of these two types of long-term incentive grants provide a balance between two elements of its compensation policy: paying for performance and aligning the interests of executives with shareholders. Both types of awards are performance-based and value is strictly tied to Company performance. The Committee believes stock options, which typically vest over four years, are inherently performance-based because the exercise price is equal to the market value of the underlying stock on the date the option is granted, and therefore the option has value to the holder only if the market value of the Common Stock appreciates over time. Thus, stock options are intended to provide equity compensation to our employees, including our Named Executive Officers, only when value is created for our shareholders. Performance-based NSUs are designed to mirror shareholder interests by exposing executives to downside risk in the event of a decline in the Company’s performance. NSU payouts are entirely contingent on the attainment of corporate performance targets, which are intended to foster stock ownership among executive officers and to meet the objective of providing incentives to the executive officers to achieve and exceed long-term financial goals, both through the number of shares earned and the value of those shares when received.

Typically, at its meeting in June of each year, the Committee makes its annual equity incentive award decisions. The Committee also establishes the performance metric for NSUs at the June meeting.

During fiscal 2010, the Company had in place two equity incentive plans pursuant to which the Committee could grant equity-based awards to executive officers of the Company (and others): the 2002 Stock Incentive Plan (the “2002 Plan”), and the 2008 Equity Incentive Plan (the “2008 Plan”). The Committee has established guidelines for the administration and use of equity-based compensation in a manner consistent with the compensation objectives and philosophy described above.

The executive compensation analysis prepared by the Independent Compensation Consultant is used as a market check that the proposed grant date fair value of any long-term incentive awards are comparable to the 50th percentile of long-term compensation awarded by those companies in the survey data for each executive level position. This comparison is intended to provide a guideline as to current market practices rather than a benchmark against which the Company’s long-term equity incentive awards are measured. While the Committee typically targets the 50th percentile, for fiscal 2010 grants the Committee used its discretion to target such awards at approximately 80% of this level to reflect the economic downturn and its expected impact on long-term incentive grants in general in the US.

Non-Qualified Stock Options. Prior to Fiscal 2010, the Committee has historically granted “at-the-money” stock options to executive officers upon the commencement of employment. In determining the number of options to grant, it was the intent of the Committee that the value of the grant should approximately equal the compensation value that the executive officer would have received if the same number of options had been granted annually over a three-year period, based on option compensation valuation models. Under this pre-Fiscal 2010 philosophy, executive officers would then typically receive subsequent option grants every three years with a compensation value equal to the same number of options if they had been granted annually over the three-year period. At the beginning of fiscal 2010, the Committee transitioned from a three-year stock option award program to an annual stock option award program. The amount to be granted with these annual awards will be roughly one third of the amounts awarded based on the previous awards of every three years. The Committee believes these annual grants are more consistent with prevailing market practices and will be more effective in achieving the compensation objectives of retention and motivating long-term performance. The Committee also believes that annual grants will better mitigate potential distortions in award levels caused by stock price volatility. In fiscal 2010, the Committee modified the expiration period for exercising stock options upon normal retirement and early retirement effective for future grants. The change had no impact on fiscal 2010 grants. As modified, for normal retirement, which is defined at age 65 with a minimum of five years of service to the Company, unvested stock options will immediately vest. For early retirement, which is defined as a combined age/service of 65 with a minimum age of 55, vesting of unvested stock options will not be accelerated. In the event of either normal or early retirement, participants will be allowed three years to exercise vested options, not to exceed the original ten-year term.

In accordance with the above philosophy, in fiscal 2010 the Committee determined, after taking into consideration the Independent Compensation Consultant’s executive compensation analysis, grant the Named Executive Officers non-qualified options to purchase the following number of shares of Common Stock at an exercise price equal to the closing price of the Common Stock on such date.

Executive Position	Non-Qualified Stock Options Granted
David Vander Zanden	96,300
David Vander Ploeg	21,400
Steven Korte	15,500
Richmond Holden	8,600
Rachel McKinney	9,400
Thomas M. Slagle (1)	42,800
Gregory D. Cessna (1)	16,600

(1)	No portion of the stock options granted for Mr. Slagle or Mr. Cessna will vest as both individuals resigned from the Company prior to the annual vesting periods. As a result, the Company will not incur any expense associated with these stock options.

All of the current Named Executive Officers will be eligible to receive pro-rated annual grants in fiscal 2011 based on the timing of their most recent grants, as discussed above.

Performance Based Non-Vested Stock Units (NSUs). NSUs have been granted to the Named Executive Officers and others at the beginning of each fiscal year, commencing with fiscal 2008. The NSUs are intended to provide an incentive for the executive officers to achieve the Company’s longer-term financial and strategic objectives while also encouraging retention, as the value of the NSUs are linked to the price of the Common Stock at the three-year vesting point and are subject to forfeiture if the executive officer leaves the Company during the three-year cycle.

The target goal is established with the expectation that it has only a 50% to 60% chance of being achieved, at which point 100% payout of the executive target number of NSUs is earned. This approach is designed to ensure that there is meaningful difficulty built into the plan design. The Committee will certify whether the performance goals have been met and approve the payout of any awards made under the plan after the audited financial statements have been issued after the end of each performance cycle. It is the Committee’s intention to employ performance-based NSU awards on annual basis going forward as a component of equity-based compensation.

Fiscal 2008 NSUs. For executive officers, vesting of the NSUs granted at the beginning of fiscal 2008 was contingent upon a cumulative three-year average Adjusted EPS target. The Committee had used three-year average Adjusted EPS as the performance metric for the NSUs because, the Committee believed that a three-year EPS metric most closely aligned the long-term interests of the executive officers with the long-term interests of the shareholders. The performance period for the fiscal 2008 grant included fiscal-period 2008 through 2010. The plan employs a matrix of payouts (to be made in shares of Common Stock) between the established threshold and maximum three-year average Adjusted EPS goals for fiscal 2008 grants, ranging from 80% to 200% of an executive’s targeted number of NSUs, with the Adjusted EPS goal being established and approved by the Committee within 90 days of the beginning of the award cycle. The grant of awards for the three-year fiscal period 2008-2010 is referred to as the “Fiscal 2008 Performance Share Program”.

The three-year average Adjusted EPS threshold, target, and maximum goals for the Fiscal 2008 Performance Share Program were $2.00, $2.20, and 2.75, respectively. The three-year performance period ended as of April 24, 2010. The actual three-year average Adjusted EPS for the Fiscal 2008 Performance Share Program was $1.94, which is below the established threshold of $2.00. As a result, there were no payouts under the Fiscal 2008 Performance Share Program and any previously recognized expense was reversed in fiscal 2010.

Fiscal 2009 NSUs. For executive officers, vesting of the NSUs granted at the beginning of fiscal 2009 is contingent upon a cumulative three-year average Adjusted EPS target. The performance period for the fiscal 2009 grant includes fiscal-period 2009 through 2011. The plan employs a matrix of payouts (to be made in shares of Common Stock) between the established threshold and maximum three-year average Adjusted EPS goals for fiscal 2009 grants, ranging from 80% to 200% of an executive’s targeted number of NSUs, with the Adjusted EPS goal being established and approved by the Committee within 90 days of the beginning of the award cycle. The grant of awards for the three-year fiscal period 2009-2011 is referred to as the “Fiscal 2009 Performance Share Program”.

The number of shares to be awarded to the Company’s Named Executive Officers for the fiscal 2009 Performance Share Program if the three-year average Adjusted EPS goals are achieved at the indicated levels is as follows:

Executive Position	Shares Awarded at Threshold	Shares Awarded at Target	Shares Awarded at Maximum
David Vander Zanden	19,600	24,500	49,000
David Vander Ploeg	4,000	5,000	10,000
Steven Korte	4,800	6,000	12,000
Richmond Holden	1,280	1,600	3,200
Rachel McKinney	2,400	3,000	6,000
Thomas Slagle (1)	10,400	13,000	26,000
Gregory Cessna (1)	4,800	6,000	12,000

(1)	No shares will be earned by Mr. Slagle or Mr. Cessna as they did not satisfy the service requirements for vesting under the Fiscal 2009 Performance Share Program.

Fiscal 2010 NSUs. For executive officers, the number of shares to be issued pursuant to NSUs granted at the beginning of fiscal 2010 was contingent upon a one-year Adjusted EPS target, excluding any diluted earnings per share impact associated with acquisitions or divestitures made during the fiscal year. The Committee used a one-year Adjusted EPS metric for the performance metric for the NSUs, as the Committee believed the economic downturn has created an uncertainty in the market which results in an environment in which the Committee feels it is extremely difficult to establish multi-year performance goals. However, in order to preserve the retention value of the 2010 NSUs, shares of Common Stock to be issued under the program based on Fiscal 2010 performance will not be issued until June 22, 2012, contingent upon the participants’ continued employment with the Company. As the economy stabilizes, the Committee will reconsider the setting of multi-year performance goals for NSUs. For fiscal 2010 grants, the Plan employed a matrix of payouts (to be made in shares of Common Stock) between the established threshold and maximum one year Adjusted EPS goal ranging from 80% to 200% of an executive’s targeted number of NSUs, with the Adjusted EPS goal being established and approved by the Committee within 90 days of the beginning of the award cycle. The grant of awards for the three-year fiscal period 2010-2012 is referred to as the “Fiscal 2010 Performance Share Program”.

The one-year Adjusted EPS threshold, target, and maximum goals for the Fiscal 2010 Performance Share Program were $1.64, $2.05, and $2.56, respectively. The one-year performance period ended as of April 24, 2010, with an Adjusted EPS, excluding the impact of acquisitions and divestitures, of $1.80, which translates to 88% of target. As such, the number of shares to be awarded to the Company’s Named Executive Officers for the fiscal 2010 Performance Share Program was as follows:

Executive Position	Number of Shares Earned for Fiscal 2010 Performance Share Program
David Vander Zanden	28,776
David Vander Ploeg	6,424
Steven Korte	4,488
Richmond Holden	—
Rachel McKinney	2,816
Thomas Slagle (1)	—
Gregory Cessna (1)	—

(1)	No shares were earned by Mr. Slagle or Mr. Cessna as they did not meet the applicable vesting terms.

These shares will be fully vested on June 22, 2012, contingent upon the applicable Named Executive Officer’s continued employment with the Company.

The Company expenses the grant date fair value of the NSUs over the three-year vesting period and reassesses the attainment of the performance level on a quarterly basis. As discussed above, the Company changed the performance period from a three-year to a one-year cycle, but the NSUs granted in fiscal 2010 still vest over a three-year period. Thus, the Company expenses the grant date fair value of the NSUs for fiscal 2010 over the three-year vesting period.

Retirement Income Program

The Company offers retirement benefits to its employees through the tax-qualified employee and employer-funded School Specialty, Inc. 401(k) Plan. Employer funding is discretionary and no such employer contribution was made in fiscal 2010. The Committee allows for the participation of the Named Executive Officers in this plan, and the terms governing the retirement benefits under this plan for the Named Executive Officers are the same as those available for other eligible employees. Employees, including the Company’s Named Executive Officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan, the amount of money contributed, and the investments chosen by the participant. The plan does not involve any guaranteed minimum returns or above-market returns. Instead, the investment returns are dependent upon actual investment results. Employees direct their own investments in the 401(k) Plan.

Stock Ownership Guidelines

In keeping with the Committee’s desire to link the interests of management and shareholders, the Committee adopted stock ownership guidelines for its executive officers in fiscal 2008. The Committee views these stock ownership guidelines as an effective means of aligning the interests of the executive officers with those of shareholders, since it requires executive officers to be subject to long-term stock price volatility. These equity ownership guidelines have been implemented for the Named Executive Officers, other members of executive management, and directors and are required to be met by the later of June 2013 or six years after the commencement of employment for newly-hired executive officers and directors. Under the guidelines, the target value of shares to be held has been established as a multiple of annual base salary for Company executive officers and as a multiple of the annual retainer for directors as set forth below:

Chief Executive Officer	4.0 times base salary
President and Chief Operating Officer	2.5 times base salary
Chief Financial Officer	1.0 times base salary
Executive Vice Presidents	1.0 times base salary
Outside Directors	4.0 times annual director cash retainer

A milestone check will occur in year four with the expectation that the executive officers have attained at least 50% of the required share ownership. Should the executive have not attained at least 50% of the required ownership within four years or 100% of the guideline by the end of the sixth year, the Board has the discretion to pay 30% to 50% of the executive officer’s annual bonus, if any, in Common Stock to support further attainment of the ownership requirement. For purposes of calculating the progress towards the ownership guideline, the participant’s established guideline value is divided by the Company’s average closing price of its Common Stock over the prior 365-day period and rounded to the nearest 100 shares.

The Committee will perform a milestone check in fiscal 2011 in order to assess the progress for both Named Executive Officers and Directors.

Perquisites and Other Personal Benefits

Other than relocation-related perquisites which may be provided to senior leaders and executive officers, the Company does not provide perquisites to the Named Executive Officers. Personal benefits provided to all employees, including the Named Executive Officers, include employee discounts on Company products, subsidies on health care costs, and paid time off.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1 million for any fiscal year paid to the corporation’s chief executive officer and other highly compensated executive officers whose compensation is required to be reported in this Proxy Statement as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In making compensation decisions, it is the Committee’s current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m). Because of uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that the compensation paid to our most highly compensated officers will be deductible for federal income tax purposes, notwithstanding the Company’s efforts to satisfy such section. In addition, the Company may pay compensation that does not satisfy these requirements for deduction if it is deemed advisable for business reasons.

Summary Compensation Information. The following table sets forth the compensation earned by the Named Executive Officers during fiscal 2010:

Summary Compensation Table—Fiscal 2010

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (6)	Stock Awards ($) (2) (3)		Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (5)		Total ($)
David J. Vander Zanden	2010	$662,019	$—	$664,137		$700,910		$—	$—		$2,027,066
Chief Executive Officer	2009	$675,000	$—	$754,355		$—		$—	$6,900		$1,436,255
	2008	$663,558	$—	$967,250		$—		$758,048	$6,092		$2,394,948

Steven F. Korte	2010	$334,982	$—	$103,581		$112,815		$—	$—		$551,378
Executive Vice President,	2009	$330,802	$—	$184,740		$—		$—	$6,900		$522,442
Educational Publishing	2008	$306,865	$—	$146,000		$—		$214,499	$6,092		$673,456

David Vander Ploeg	2010	$323,654	$—	$148,263		$155,758		$—	$—		$627,674
Vice President and	2009	$330,000	$—	$153,950		$329,291		$—	$6,537		$819,777
Chief Financial Officer

Rachel P. McKinney (7)	2010	$277,803	$—	$64,992		$68,417		$—	$—		$411,212
Executive Vice President,
Chief Human Resources
Officer

Richmond Y. Holden (7)	2010	$220,367	$—	$—		$62,594		$—	$—		$282,962
Executive Vice President,
Educational Resources

Thomas M. Slagle (9)	2010	$553,998	$—	$294,495	(9)	$311,516	(9)	$—	$—		$1,160,009
President and Chief	2009	$543,500	$—	$400,270		$—		$—	$6,900		$950,670
Operating Officer	2008	$537,096	$150,000	$547,500		$—		$522,165	$108,565	(8)	$1,865,326

Gregory Cessna (9)	2010	$300,371	$—	$119,829	(9)	$120,821	(9)	$—	$—		$541,022
Executive Vice President,	2009	$326,742	$—	$184,740		$—		$—	$6,900		$518,382
Educational Resources	2008	$306,865	$—	$146,000		$—		$107,710	$6,092		$566,667

(1)	Base salary amounts reflect a one-week furlough in fiscal 2010.

(2)	These amounts reflect the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to performance-based vesting conditions. The assumptions made in valuing the stock awards are included under the caption “Share-Based Compensation Expense” in Note 15, respectively, of the Notes to Consolidated Financial Statements in 2010, 2009, and 2008 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(3)	The amounts reflected in fiscal 2008 and 2009 reflect the grant date fair value of the stock awards granted during the fiscal year. The Adjusted EPS performance metric associated with the fiscal 2008 and fiscal 2009 stock awards are reviewed on a quarterly basis by the Committee. The Company determined that the Adjusted EPS metric for the fiscal 2008 stock awards will not be attained by the Company and the reversed the expense recognized in fiscal 2008 and 2009 in the fourth quarter of fiscal 2010 as management concluded that the Company’s Adjusted EPS is below the threshold. The Company determined the Adjusted EPS metric for the fiscal 2009 awards will not be attained by the Company and reversed the expensed recognized in the second quarter of fiscal 2009.

(4)	These amounts reflect the grant date fair value of the option awards granted during the indicated fiscal year, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the option awards are included under the caption “Share-Based Compensation Expense” in Note 15, respectively, of the Notes to Consolidated Financial Statements in the Company’s 2010, 2009, and 2008 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(5)	These amounts represent contributions by the Company under the School Specialty, Inc. 401(k) plan. The Company match was suspended for all associates including Named Executive Officers in fiscal 2010.

(6)	Mr. Slagle’s employment agreement, dated March 15, 2007, provided for a one-time bonus payment of $150,000 if the Company achieved 90% of its budgeted EBITDA (Earnings Before interest, Tax, Depreciation and Amortization) in the first quarter of fiscal 2008. The Company’s budgeted EBITDA in the first quarter of fiscal 2008, pursuant the budget approved by the Company’s Board of Directors, was $77,220,000. The Company’s actual EBITDA in the first quarter of fiscal 2008 was $81,541,000. Thus, Mr. Slagle was awarded the $150,000 cash bonus in accordance with the attainment of the performance metric.

(7)	Ms. McKinney and Mr. Holden became executive officers of the Company as of May 14, 2010 and March 15, 2010, respectively.

(8)	Includes $103,768 of relocation benefits paid to or on behalf of Mr. Slagle in fiscal 2008, and $4,797 of contributions by the Company under the School Specialty, Inc. 401(k) plan.

(9)	Mr. Slagle and Mr. Cessna resigned on October 31, 2009 and on March 15, 2010 from the Company, respectively. Due to Mr. Slagle and Mr. Cessna leaving the Company, the NSUs and stock options granted in fiscal 2010 will not vest and all associated expense has been reversed for the NSUs and will be reversed on the vest date for the stock options.

Grants of Plan-Based Awards. Details of grants of options to acquire School Specialty Common Stock and an estimate of our future payouts under our non-equity incentive plan for fiscal 2010 for Named Executive Officers are listed below.

Grants of Plan-Based Awards—Fiscal 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Vander Zanden	(1)	$30,375	$607,500	$1,012,500	26,160	32,700	40,875	—	96,300	$20.31	$1,365,047
David Vander Ploeg	(1)	$8,250	$165,000	$330,000	5,840	7,300	9,125	—	21,400	$20.31	$304,021
Steven F. Korte	(1)	$8,539	$170,775	$341,550	4,080	5,100	6,375	—	15,500	$20.31	$216,396
Rachel P. McKinney	(1)	$7,081	$141,625	$283,250	2,560	3,200	4,000	—	9,400	$20.31	$133,409
Richmond Y. Holden	(1)	$5,614	$112,280	$224,559	—	—	—	—	8,600	$20.31	$62,594
Thomas M. Slagle	(1)(4)	$19,688	$393,750	$706,550	11,600	14,500	18,125	—	42,800	$20.31	$606,011
Gregory Cessna	(1)(4)	$8,639	$172,775	$345,550	4,720	5,900	7,375	—	16,600	$20.31	$240,650

(1)	Represents potential cash awards under the Company’s Incentive Bonus Plan and awards of NSUs for the 2010 Performance Award Cycle.

(2)	Amounts shown reflect the grant date fair value computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. The assumptions used in the computation of this amount are included in Note 15, “Share-Based Compensation Expense,” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 23, 2010.

(3)	As of the date of this Proxy Statement, the amount of the payout of 2010 Performance Award Cycle associated with the grant of the fiscal 2010 NSUs had been determined. The 2010 Performance Award Cycle will pay out at 88% of target adjusted for the impact of FASB ASC Topic 470-20, contingent upon continued employment.

(4)	As noted above, the Equity Incentive Plan Awards and Stock Options Awards have been forfeited by Mr. Slagle and Mr. Cessna as they both have resigned from the Company prior to meeting the vesting requirements for the Equity Incentive Plan Awards and the Stock Option Awards.

Employment Agreements

The Company is party to an employment agreement with each of the Named Executive Officers who is currently employed with the Company. Each employment agreement sets forth the terms of that officer’s employment, including among other things, salary, cash incentive plan arrangements, separation arrangements and other compensation. Material terms are described below. The employment agreements in place on December 31, 2008 were amended on that date to comply with Section 409A of the Code. The amendments did not change the amounts of or reasons for potential payments under these agreements.

The Company entered into an employment agreement with Mr. Vander Zanden on November 5, 2002. The agreement had an initial term of three years, and automatically renews for additional three-year terms following the first year of the initial term or any renewal term unless either party gives notice of non-renewal. The agreement provides for an annual base salary of at least $425,000 (subject to increase at the discretion of the Board of Directors) and participation in a performance-based incentive compensation plan. Mr. Vander Zanden’s annual base salary for fiscal 2010 was the same as his fiscal 2009 annual base salary of $675,000, as described above. The agreement contains a confidentiality provision that is triggered upon the termination of Mr. Vander Zanden’s employment and runs for a period of two years. The agreement provides Mr. Vander Zanden the right to terminate his employment upon a change of control of the Company. In the event Mr. Vander Zanden’s employment is terminated due to his death or disability or upon a change of control, the Company is required to pay to him his base salary for the balance of the then remaining term of the agreement. Additionally, during any period of salary continuation described in the agreement, Mr. Vander Zanden and his family shall continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company. The agreement contains a non-compete provision that applies during Mr. Vander Zanden’s employment and runs for a period of two years following termination of employment or the length of time he receives base salary payments, whichever is longer. On November 5, 2002, the Board of Directors of School Specialty approved an Executive Term Life Insurance Plan (the “Plan”) for Mr. Vander Zanden. The Plan provided for $20 million of term life insurance coverage on the life of Mr. Vander Zanden. The Plan, with premiums paid by the Company, provided coverage under two separate policies. The first policy provided for $10 million of coverage, with the Company designated as the beneficiary. The second policy provided for $10 million of coverage, with beneficiaries designated by Mr. Vander Zanden. At the request of Mr. Vander Zanden, the Board of Directors authorized cancellation of the second policy in fiscal 2006, reducing the total coverage from $20 million to $10 million with the Company as the sole remaining beneficiary.

The Company entered into an employment agreement with Mr. Vander Ploeg effective April 21, 2008. The agreement has an initial term of three years, with automatic on year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $330,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan with a 50% of annual earned base salary target with a maximum opportunity of 100%, and participation in an equity-based performance incentive plan beginning in fiscal 2009 consisting of a grant of NSUs at a target of 5,000 units, as approved by the Committee at the June 2008 regular meeting. The agreement contains confidentiality and non-compete provisions that continue for 18 months after termination of employment. In the event Mr. Vander Ploeg’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Vander Ploeg will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Mr. Korte on December 6, 2005. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $265,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan, relocation benefits and participation in an equity-based performance incentive plan. Mr. Korte’s annual base salary was increased to $345,550 in August 2008 as described above. The agreement contains confidentiality and non-compete provisions during employment and for 24 and 18 months respectively after termination of employment. In the event Mr. Korte’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Korte will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Ms. McKinney on August 28, 2007. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $275,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan, and participation in an equity-based performance incentive plan. The agreement contains confidentiality and non-compete provisions during employment and for 18 months after termination of employment. In the event Ms. McKinney’s employment is terminated without cause, she is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Ms. McKinney will have no additional rights if her employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which she in entitled.

The Company entered into an employment agreement with Mr. Holden on March 15, 2010. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $330,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan, and participation in an equity-based performance incentive plan. The agreement contains confidentiality and non-compete provisions during employment and for 18 months after termination of employment. In the event Mr. Holden’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Holden will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Mr. Slagle on March 15, 2007. This employment agreement was terminated on October 31, 2009 upon Mr. Slagle’s resignation from the Company. The agreement contained confidentiality and non-compete provisions during employment and for 18 months after termination of employment. Mr. Slagle had no additional severance or rights because his employment was terminated upon his resignation except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Mr. Cessna on July 11, 2005. This employment agreement was terminated on March 15, 2010 upon Mr. Cessnas’s resignation from the Company. The agreement contained confidentiality and non-compete provisions during employment and for 18 months after termination of employment. Mr. Cessna had no additional severance or rights because his employment was terminated upon his resignation except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

Outstanding Equity Awards. The following table provides information regarding options held at fiscal year end by the Named Executive Officers:

Outstanding Equity Awards at April 24, 2010

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David J. Vander Zanden	50,000	—	(1)	$24.10	11/5/2012	—	—	83,700	$2,059,020
	187,500	62,500	(2)(11)	$38.91	2/20/2017
	—	96,300	(1)(5)	$20.31	6/22/2019
David Vander Ploeg	8,750	26,250	(2)(10)	$29.48	5/5/2018	—	—	12,300	$302,580
	—	21,400	(1)(5)	$20.31	6/22/2019
Steven F. Korte	50,000	—	(2)(6)	$36.82	12/7/2015	—	—	15,100	$371,460
	—	15,500	(1)(5)	$20.31	6/22/2019
Richmond Y. Holden	3,250	3,250	(2)(9)	$35.46	6/12/2017	—	—	2,400	$59,040
	—	8,600	(1)(5)	$20.31	6/22/2019
Rachel P. McKinney	10,000	10,000	(2)(8)	$36.50	8/29/2017	—	—	10,200	$250,920
		9,400	(1)(5)	$20.31	6/22/2019
Gregory D. Cessna (12)	50,000	—	(2)(6)	$36.82	12/7/2015	—	—	15,900	$391,140

(1)	Options vest in four equal annual installments. Represents unvested options that were “in-the-money” based on the closing price of the Common Stock of $24.60 as of April 24, 2010.

(2)	Options vest in four equal annual installments. Represents unvested options that were not “in-the-money” based on the closing price of the Common Stock of $24.60 as of April 24, 2010.

(3)	Represents the “target” number of shares of Common Stock for fiscal 2008 and 2009 stock award grants and one-year performance period for fiscal 2010 based on achievement of the Adjusted EPS goal is attained at 100%.

(4)	As of the date of this Proxy Statement, the number of shares of common stock that the recipient will receive associated with 2008 and 2010 Performance Award Cycle had been determined. Because the threshold three-year average Adjusted EPS goal established under the 2008 Performance Share Program was not met, no shares will be issued with respect to the NSU’s granted under that Plan. Because the one-year Adjusted EPS performance metric goal was met between threshold and target under the 2010 Performance Share Program. The shares to be issued with respect to the NSU’s granted under that program will be 88% of target, contingent upon a participant’s continued employment with the Company through June 22, 2012.

(5)	The options granted on June 22, 2009, with an expiration date of June 22, 2009, vest in four equal annual installments on June 22, 2010, June 22, 2011, June 22, 2012, and June 22, 2013, respectively.

(6)	The options granted on December 7, 2005, with an expiration date of December 7, 2015, vest in four equal annual installments on December 7, 2006, December 7, 2007, December 7, 2008, and December 7, 2009 respectively.

(7)	The options granted on March 15, 2007, with an expiration date of March 15, 2017, vest in four equal annual installments on March 15, 2008, March 15, 2009, March 15, 2010, and March 15, 2011, respectively.

(8)	The options granted on August 29, 2007, with an expiration date of August 29, 2017, vest in four equal annual installments on August 29, 2008, August 29, 2009, August 29, 2010, and August 29, 2011, respectively.

(9)	The options granted on June 12, 2007, with an expiration date of June 12, 2017, vest in four equal annual installments on June 12, 2008, June 12, 2009, June 12, 2010, and June 12, 2011, respectively.

(10)	The options granted on May 5, 2008, with an expiration date of May 5, 2018, vest in four equal annual installments on May 5, 2009, May 5, 2010, May 5, 2011, and May 5, 2012, respectively.

(11)	The options granted on February 20, 2007, with an expiration date of February 20, 2017, vest in four equal annual installments on February 20, 2008, February 20, 2009, February 20, 2010, and February 20, 2011, respectively.

(12)	Mr. Cessna had 90 days to exercise his exercisable options upon his resignation from the Company on March 12, 2010. As of June 12, 2010, Mr. Cessna’s exercisable options were forfeited.

Option Exercises. The following table provides information regarding options to acquire Common Stock exercised during fiscal 2010 by the Named Executive Officers.

Options Exercised and Stock Vested—Fiscal 2010

Name	Option Awards
	Number of Shares Acquired on Exercise (#)(1)		Value Realized on Exercise ($)(2)
David J. Vander Zanden	103,336	(3)	$743,728
David N. Vander Ploeg	—		—
Steven F. Korte	—		—
Richmond Y. Holden	—		—
Rachel P. McKinney	—		—
Thomas M. Slagle	—		—
Gregory D. Cessna	—		—

(1)	All options exercised in fiscal 2010 were scheduled to expire in fiscal 2010.

(2)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying the options on the dates of exercise and the aggregate exercise price of the options.

(3)	The Company withheld 83,097 of these exercised shares to satisfy the exercise price and related taxes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments Upon Termination by the Company

Upon termination of his employment agreement without cause, Mr. Vander Zanden is eligible for salary continuation through the remaining term of his contract. Based upon the terms of the agreement, the minimum amount of salary continuation Mr. Vander Zanden would receive is two years of annual base salary and the maximum is three years of annual base salary. During any period of salary continuation, Mr. Vander Zanden and his family shall continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company.

Upon termination without cause, Messrs. Vander Ploeg, Korte, and Holden and Ms. McKinney are eligible for a severance payment of 12 months of base salary as further quantified in the table below.

No payments are required to any Named Executive Officer upon termination for cause (in each case, as defined in the applicable agreement).

Potential Payments Upon Retirement, Death or Disability

Executive officers are not eligible for any additional benefits upon retirement. Upon death or disability, Mr. Vander Zanden is eligible for salary continuation through the remaining term of his employment agreement, including health insurance coverage as previously mentioned. For options granted after fiscal 2010, equity incentives under the Corporation’s plans at “normal retirement” would vest in their entirety with a 3 year period to exercise. For options granted after fiscal 2010, equity incentives under the Corporations plans at “early retirement” would not have accelerated vesting but would be provided a 3 year period to exercise.

Potential Payments Upon a Change of Control

Upon a change of control, Mr. Vander Zanden has the right to terminate his employment and is eligible for salary continuation through the remaining term of his employment agreement, including health insurance coverage as previously mentioned. No other Named Executive Officers are entitled to salary continuation benefits upon a change of control. Any unvested equity awards granted to employees and non-employee directors will vest upon a change of control.

The table below reflects the amounts that would have been payable to each of the Named Executive Officers of the Company had such person terminated his employment effective as of April 24, 2010. The actual amounts payable can only be determined at the time of an individual’s separation from the Company.

Potential Payments Upon Termination or Change of Control

Name and Benefit	Voluntary Termination	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change-in-Control (2)	Disability	Death
David J. Vander Zanden
Base Salary (1)	$—	$—	$1,584,863	$—	$1,584,863	$1,584,863	$1,584,863
Equity Award Vesting acceleration (3)					$2,472,147	$—	$—
David N. Vander Ploeg
Base Salary	$—	$—	$330,000	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$394,386	$—	$—
Steven F. Korte
Base Salary	$—	$—	$345,550	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$437,955	$—	$—
Richmond Y. Holden
Base Salary	$—	$—	$330,000	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$95,934	$—	$—
Rachel P. McKinney
Base Salary	$—	$—	$283,250	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$291,246	$—	$—

(1)	The salary continuation benefits reflected for Mr. Vander Zanden reflect the amount payable assuming termination on the last day of fiscal 2010. The minimum amount payable would be two years of annual base salary, or $1,350,000 and the maximum amount payable, assuming termination on the first day of a three-year renewal period of his employment contract, would be $2,025,000. During any period of salary continuation, Mr. Vander Zanden and his family shall continue receive health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company.

(2)	Upon a change of control, Mr. Vander Zanden has the right to terminate his employment and is eligible for salary continuation through the remaining term of his contract. No other Named Executive Officers are entitled to salary continuation benefits upon a change of control. Any unvested equity awards granted to employees and non-employee directors will vest upon a change of control.

(3)	Based on the closing market price of the Company’s common stock of $24.60 on April 24, 2010, the June 22, 2009 unvested options were “in-the-money,” and therefore acceleration of unvested options would have resulted in additional payments to the Named Executive Officers. The amounts shown reflect the accelerated vesting of June 22, 2009 unvested options, as well as NSUs, which are payable at target upon a change of control.

Mr. Slagle and Mr. Cessna resigned from the Company effective October 31, 2009 and March 12, 2010, respectively. As a result of these resignations, all unvested options and NSUs were forfeited. In addition, Mr. Slagle will receive 12 months of base salary, payable following October 31, 2009 in accordance with normal payroll practices and schedule of the Company.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation Committee Charter provides for the Committee to review the level and composition of compensation provided to non-employee members of the Board of Directors on a periodic basis, and to any changes. Such approval shall be ratified by a majority of independent members of the Board of Directors.

The current compensation program for non-employee directors is designed to both provide a fair compensation for work required of directors of company the size and complexity of School Specialty, Inc. and align the interests of directors with those of our shareholders. Non-employee directors are compensated with a combination of both cash and equity-based compensation. The Committee’s target for the equity component of the annual director compensation is at least 50 percent of the total annual director compensation.

Non-employee directors are currently paid an annual retainer of $50,000 plus $1,000 for each additional special meeting and committee meeting attended and are reimbursed for all out-of-pocket expenses related to their service as directors. The non-executive chairman is paid an additional annual retainer of $50,000, and the Audit, Compensation, and Nominating and Governance Committee chairpersons are paid additional annual retainers of $10,000, $5,000 and $5,000, respectively

Non-employee directors are granted options under our stock incentive plans to purchase 15,000 shares of Common Stock upon their initial election as members of the Board of Directors. During the June meeting of the Board of Directors each year, each non-employee director is awarded an annual grant under the Company’s equity incentive plans which approximates at least $65,000 in value. This target amount of equity-based compensation is based on the Committee’s estimate of the average annual cash compensation earned by the Company’s directors. While the Committee has typically targeted equity-based compensation to represent at least 50% of the total annual director compensation, for fiscal 2010, the Committee targeted equity-based compensation to be approximately 40% of total compensation. The Committee targeted the lower percent for upcoming grants due to the significant decline the Company’s stock price over the past year consistent with reductions to management equity incentive awards. The Committee believes that the current historically low valuation in the Company’s stock price may lead to an atypical increase in the future value of current awards.

Prior to fiscal 2008, this equity award was granted entirely in the form of stock options. Beginning in fiscal 2009, the Committee has targeted that approximately one-half the value of this annual equity-based compensation is granted in the form of stock options, and approximately one-half the value of this equity-based compensation is granted in the form full-share awards, or NSUs. In June 2009, non-employee directors were each awarded 3,700 stock options and 1,200 NSUs. Stock options are granted at an exercise price equal to the fair market value on the date of grant and have three year, variable vesting schedules (20% after year one, 50% cumulative after year two, and 100% cumulative after year three). The NSUs are fully earned and vested after the one-year anniversary of the date of grant.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Stock Awards ($) (1) (2)	Total ($)
Terry L. Lay	$111,000	$26,930	$24,372	$162,302
Edward C. Emma	$59,500	$26,930	$24,372	$110,802
Herbert A. Trucksess, III	$73,000	$26,930	$24,372	$124,302
Jacqueline F. Woods	$65,000	$26,930	$24,372	$116,302
Jonathan J. Ledecky	$55,000	$26,930	$24,372	$106,302
A. Jacqueline Dout	$64,500	$26,930	$24,372	$115,802

(1)	The amounts reflect the dollar value of the compensation cost of all outstanding full grant date fair value of all option and stock awards granted during fiscal 2010, computed in accordance with FASB ASC Topic 718. The assumptions used in the computation of these amounts are included in Note 15, “Share-Based Compensation Expense,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 24, 2010. As of April 24, 2010 each Director had outstanding options to purchase the following number of shares of Common Stock: Terry L. Lay: 37,100; Edward C. Emma: 27,100; Herbert A. Trucksess, III: 27,100; Jacqueline F. Woods: 27,100; Jonathan J. Ledecky: 57,100; and A. Jacqueline Dout: 22,100.

(2)	In June 2009, each director received 1,200 NSUs, which fully vest as of June 22, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year end April 24, 2010.

The Compensation Committee:

A. Jacqueline Dout (Chairperson)

Herbert A. Trucksess, III

Jacqueline F. Woods

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of the Compensation Committee, nor anyone who was a member of the Compensation Committee during fiscal 2010, has ever been an officer of School Specialty or any of our subsidiaries, and none of our executive officers has served on the compensation committee or the board of directors of any company of which any of our directors is an executive officer.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm. During fiscal 2010, the Audit Committee met five times, and the Audit Committee chair, the designated representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the Chief Financial Officer and independent registered public accounting firm prior to their filing with the SEC.

In June 2010, the Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2011.

Independent Registered Public Accounting Firm Independence and Fiscal 2010 Audit. In discharging its duties, the Audit Committee obtained from Deloitte, our independent registered public accounting firm for the 2010 audit, a formal written statement describing all relationships between Deloitte and us that might bear on Deloitte’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with Deloitte any relationships that may impact Deloitte’s objectivity and independence and satisfied itself as to Deloitte’s independence. The Audit Committee also independently discussed with management and Deloitte the quality and adequacy of School Specialty’s internal controls, and reviewed with Deloitte its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in AU Section 380, “The Auditor’s Communication with Those Charged With Governance” and, with and without management present, discussed and reviewed the results of Deloitte’s fiscal 2010 audit of the financial statements.

Fiscal 2010 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended April 24, 2010 with management and Deloitte. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that our audited financial statements and MD&A be included in our annual report on Form 10-K for the fiscal year ended April 24, 2010 for filing with the SEC.

Fees Paid to Deloitte & Touche LLP. The aggregate fees billed for professional services by Deloitte during fiscal 2010 and fiscal 2009 were approximately as follows:

Type of Fees	Fiscal 2010	Fiscal 2009
Audit Fees	$650,000	$700,000
Audit-Related Fees	0	19,500
Tax Fees	223,246	212,200
All Other Fees	0	0

Total	$873,246	$931,700

In the above table, “audit fees” are fees School Specialty paid Deloitte for professional services for the audit of School Specialty’s consolidated financial statements included in its annual report on Form 10-K and review of financial statements included in its quarterly reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Services related to School Specialty’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are included in audit fees for fiscal 2010 and 2009. “Audit-related fees” are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of School Specialty’s financial statements. Audit-related services for fiscal 2009 included services related to a benefit plan audit. “Tax fees” are fees for tax compliance, tax advice, and tax planning. Tax-related services for fiscal 2010 and fiscal 2009 included tax return preparation and consulting. There were no “other fees” paid in fiscal 2010 or fiscal 2009.

The Audit Committee pre-approves all audit and non-audit work, including tax compliance and tax consulting, performed by Deloitte. However, the Audit Committee has delegated the approval of one category of non-audit services, post-closing accounting services related to School Specialty’s future acquisitions and dispositions, to the Chairman in the event it is not administratively expedient for the full Audit Committee to approve and authorize such services. In such case, the Chairman is required to make a report to the full Audit Committee at its next meeting. All audit and non-audit services provided by Deloitte during fiscal 2010 were pre-approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee does not complete its reviews of the matters described above prior to School Specialty’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee:

Herbert A. Trucksess, III (Chairman)

Terry L. Lay

A. Jacqueline Dout

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of April 24, 2010 regarding shares of our Common Stock outstanding and available for issuance under our equity compensation plans—the Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (the “1998 Plan”), the 2002 Stock Incentive Plan (the “2002 Plan”) and the 2008 Equity Incentive Plan (the “2008 Plan”). Under the 2002 Plan, we may grant stock options and other awards from time to time to employees, consultants, advisors and independent contractors of School Specialty and its subsidiaries, as well as non-employee directors and officers of School Specialty. No additional options may be granted under the 1998 Plan, which expired on June 8, 2008. The 1998 Plan was approved by the Company’s shareholders on August 29, 2000 and the 2002 Plan was approved by the shareholders on August 27, 2002. An amended and restated version of the 2002 Plan was approved by the shareholders on August 29, 2007. The 2008 Plan was approved by the shareholders on August 19, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	1,622,093	$31.35	2,012,526
Equity compensation plans not approved by security holders (2)	0	0	0
Total	1,622,093	$31.35	2,012,526

(1)	Grants of shares of Common Stock under the 2002 Plan are limited to 1,500,000 shares, and under the 2008 Plan are limited to 2,000,000 shares.

(2)	Each of School Specialty’s equity compensation plans has been approved by School Specialty’s shareholders.

(3)	Amounts shown include 149,570 shares subject to NSUs awarded to executive officers, assuming achievement of the performance goals related to such NSUs at target level, and 7,200 shares subject to NSUs granted to directors.

(4)	Prices shown do not include shares subject to unvested NSUs.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon recommendation of the Audit Committee and subject to ratification by the shareholders at the Annual Meeting, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of School Specialty for the fiscal year ending April 30, 2011. Deloitte audited the financial statements of School Specialty for the fiscal year ended April 24, 2010. Representatives of Deloitte will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Deloitte, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011.

OTHER MATTERS

Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our Bylaws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2011 Annual Meeting of Shareholders must be submitted to us no earlier than May 19, 2011 and no later than June 18, 2011. Any other shareholder proposed business to be brought before the 2011 Annual Meeting of Shareholders must be submitted to us no later than March 17, 2011. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with our Bylaws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2011 Annual Meeting of Shareholders of School Specialty must be received by us at our principal executive offices, W6316 Design Drive, Greenville, Wisconsin, 54942 on or before March 17, 2011. Proposals should be directed to Ms. Karen A. Riching, Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Shareholders may obtain a copy of our Annual Report on Form 10-K for fiscal 2010 at no cost by writing to Ms. Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin, 54942.

By Order of the Board of Directors,

Joseph F. Franzoi IV, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 17, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 17, 2010:

School Specialty Inc.’s Proxy Statement and Annual Report on Form 10-K

are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=07081

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯
■ 20330000000000000000 9	081710

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of three directors to serve until the 2013 Annual Meeting of Shareholders as Class III directors.
NOMINEES:
	☐	FOR ALL NOMINEES	A. Jacqueline Dout Terry L. Lay Herbert A. Trucksess, III
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
	☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
2.	Ratification of the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2011.
	☐	FOR
	☐	AGAINST
	☐	ABSTAIN
3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.
Number of shares

Signature of Shareholder

Date

Signature of Shareholder

Date

■	Note:	Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.	■

ANNUAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 17, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 17, 2010: School Specialty Inc.’s Proxy Statement and Annual Report on Form 10-K are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=07081

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

■ 20330000000000000000 9	081710

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of three directors to serve until the 2013 Annual Meeting of Shareholders as Class III directors.
NOMINEES:
	☐	FOR ALL NOMINEES	A. Jacqueline Dout Terry L. Lay Herbert A. Trucksess, III
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
	☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
2.	Ratification of the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2011.
	☐	FOR
	☐	AGAINST
	☐	ABSTAIN
3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.
Number of shares

Signature of Shareholder

Date:

Signature of Shareholder

Date:

■	Note:	Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.	■

☐ ■

SCHOOL SPECIALTY, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints David J. Vander Zanden and David N. Vander Ploeg, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of School Specialty, Inc. held of record by the undersigned on July 1, 2010 at the 2010 Annual Meeting of Shareholders of School Specialty, Inc. to be held on August 17, 2010, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this proxy will be voted “FOR” the election of the individuals nominated to serve as Class III directors and “FOR” the ratification of the appointment of the independent registered public accounting firm, each of which is being proposed by School Specialty, Inc.

(Continued and to be signed on the reverse side.)

■	14475 ■